UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2017
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4134 Business Park Drive, Amarillo, Texas	79110-4225
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.
 The Company has materially increased the compensation of its principal executive officer, Stephen T. Chen, and its chief financial officer, Bernard Cohen.  Through 2016, and exclusive of yearend bonuses, both said officers were compensated at the rate of $40,000 per annum.  Commencing January 1, 2017, Stephen T. Chen's compensation was increased to $90,000 cash per annum, payable bi-monthly in arrears, with the first payment due and payable January 16, 2017; and $75,000 per annum payable in shares of the Company's unregistered, voting common stock, issuable quarterly ($18,750 in shares each quarter), such shares being priced at the average of all trading day closing quotes on the OTC-BB for the month preceding date of issuance, with such shares to be issued on the first business day after the close of each calendar quarter (or as soon thereafter as practicable), and with the first such issuance to occur April 3, 2017; and  Commencing January 1, 2017, Bernard Cohen's compensation was increased to $65,000 cash per annum, payable bi-monthly in arrears, with the first payment due and payable January 16, 2017; and $10,000 per annum payable in shares of the Company's unregistered, voting common stock, issuable quarterly ($2,500 in shares each quarter), such shares being priced at the average of all trading day closing quotes on the OTC-BB for the month preceding date of issuance, with such shares to be issued on the first business day after the close of each calendar quarter (or as soon thereafter as practicable), and with the first such issuance to occur April 3, 2017.  Said compensation arrangements will remain in effect until altered by the Board of Directors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
AMARILLO BIOSCIENCES, INC.
Date: January 18, 2017	By: /s/ Bernard Cohen
Bernard Cohen Vice President and Chief Financial Officer